UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2009

 A.P. Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Saginaw Drive Redwood City, CA 94063
(Address of principal executive offices)

(650) 366-2626
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 21, 2009, A.P. Pharma, Inc. (the “Company”) announced that on September 15, 2009, it received notice from the Listing Qualifications Staff of The Nasdaq Stock Market indicating that the minimum closing bid price of its common stock had fallen below $1.00 for 30 consecutive trading days, and therefore, A.P. Pharma was not in compliance with Marketplace Rule 5450(a)(1).  The Company has been provided 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement.

As disclosed in the Company’s press release dated July 20, 2009, the Company requested, and on August 18, 2009, attended a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”) at which it presented its plan to move from The Nasdaq Global Market to The Nasdaq Capital Market and to comply with the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market.  The Panel has not yet issued its determination as a result of that hearing.  In the event the Panel grants the Company’s request for continued listing on The Nasdaq Capital Market, the Company will be entitled to a second 180-calendar day grace period, through September 13, 2010, to evidence compliance with the minimum bid price requirement, so long as the Company satisfies all criteria for initial listing on The Nasdaq Capital Market (except for bid price) as of March 15, 2010.

The foregoing description is qualified in its entirety by reference to our press release dated September 21, 2009, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.                                Document Description

99.1                                Press Release issued on September 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.P. Pharma, Inc.

Date: September 21, 2009	/s/ Ronald J. Prentki
Ronald J. Prentki
President, Chief Executive Officer and Director